EXHIBIT 99.1
SEVERN BANCORP, INC.

FOR IMMEDIATE RELEASE	Contact:
Thomas G. Bevivino
Chief Operating Officer &
Executive Vice President
Email: tbevivino@severnbank.com
Phone: 410.260.2000

Severn Bancorp Announces Retirement of Executive Vice President

Annapolis, MD – Severn Bancorp, Inc., (Nasdaq: SVBI) parent company of Severn Savings Bank, FSB (“Severn”), today announced that Executive Vice President and Chief Relationship Officer, Philip V. Jones, Jr., announced his retirement effective July 31, 2012.  He will provide consulting services to the company through the transition.  Jones has been with Severn since 2009 and was appointed Chief Relationship Officer in 2011.

“Phil Jones has served Severn with true commitment during very challenging times. I have thoroughly enjoyed working with Phil and have looked to him for continued guidance and as a resource for his industry knowledge. He has been a dedicated and loyal employee, and I thank him for his service and wish him the best of luck in his future endeavors,” said Alan J. Hyatt, president and chief executive officer.

Jones said, “It has been a tremendous honor to serve this company and work with all the extremely talented and dedicated employees. I would like to express my sincere gratitude to Mr. Hyatt for the opportunity to work with such a quality institution. It has been a privilege to work with the leadership team and the board members of Severn.”

About Severn Savings Bank:
Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $900 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.
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Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.